SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

Current Report Pursuant to Section 13 or 15(d) of
The Securities Exchange Act of 1934

Date of report (Date of earliest event reported): January 3, 2013

USA TECHNOLOGIES, INC.
(Exact name of registrant as specified in its charter)

Pennsylvania	001-33365	23-2679963

(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

100 Deerfield Lane, Suite 140
Malvern, Pennsylvania 19355
(Address of principal executive offices and zip code)

Registrant’s telephone number, including area code: 610-989-0340

n/a
Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.	Entry into a Material Definitive Agreement

On January 3, 2013, USA Technologies, Inc. (the “Company”) and Avidbank Corporate Finance, a division of Avidbank (the “Bank”), entered into a First Amendment (the “First Amendment”) to the Loan and Security Agreement previously entered into by them on July 10, 2012 (the “Loan Agreement”). The Loan Agreement provides for a secured asset-based revolving line of credit based upon a borrowing base equal to a percentage of the Company’s accounts receivable and processing revenues and service fees, provided that the aggregate amount of advances under the line of credit shall not exceed $3,000,000 (the “Line of Credit”). As more fully described below, as a result of the First Amendment, the borrowing base has now been increased by $1,000,000.

Pursuant to the original Loan Agreement, the aggregate amount of advances under the Line of Credit could not exceed the lesser of (i) $3,000,000, or (ii) 75% of eligible accounts receivable as defined in the Loan Agreement plus 80% of the prior two months transaction processing revenues and networking service fees as defined in the Loan Agreement, provided that the amounts advanced on account of such processing revenues and service fees could not exceed $1,000,000 without the Bank’s prior consent (the “Borrowing Base”). Pursuant to the First Amendment, the Bank has now agreed that the amounts to be advanced on account of such processing revenues and service fees shall be increased from $1,000,000 to $2,000,000. As a result of such increase, the Borrowing Base has been increased by $1,000,000.

As a condition of the Bank’s entering into the First Amendment, the Company issued to the Bank warrants to purchase up to 45,000 shares of common stock of the Company. The warrants are exercisable at any time prior to December 31, 2017 at an exercise price of $2.10 per share. The exercise price of the warrants is equal to one hundred and twenty-five percent (125%) of the average closing bid price of the Company’s common stock during the thirty (30) trading days immediately preceding the date of the execution and delivery of the First Amendment.

SIGNATURES

Pursuant to the Securities Exchange Act of 1934, the Company has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

USA TECHNOLOGIES, INC.

Dated: January 9, 2013	By:	/s/ Stephen P. Herbert
Stephen P. Herbert,
Chairman and Chief Executive Officer